Redacted portions have been replaced with [**].  The redacted material is subject to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

EXHIBIT 10.17

OPTION AGREEMENT

          This Option Agreement (this “Agreement”) is entered into as of the 8th day of November, 2002 among SangStat Medical Corporation, a Delaware corporation with its principal place of business at 6300 Dumbarton Circle, Fremont, California 94555 (“SMC”), Research Corporation Technologies, Inc., a Delaware not-for-profit corporation with its principal place of business at 101 N. Wilmot Road, Suite 600, Tucson, Arizona 85711 (“RCT”) and Therapeutic Human Polyclonals, Inc., a California corporation, with its principal place of business at 101 N. Wilmot Road, Suite 600, Tucson, Arizona 85711 (the “Company”).  SMC and RCT are sometimes hereinafter collectively referred to as the “Investors”.

RECITALS

          A.          SMC, RCT and the Company concurrently herewith are entering into that certain Series A-2 and Series B Preferred Stock Purchase Agreement dated of even date herewith (the “Stock Purchase Agreement”) pursuant to which, among other things, SMC and RCT shall purchase shares of the Series A-2 Preferred Stock of the Company (the “Series A-2 Shares”) and, upon the achievement of certain future events as described in the Stock Purchase Agreement, SMC and RCT have agreed to purchase shares of the Series B Preferred Stock of the Company (the “Series B Shares”).

          B.          As an inducement to SMC and RCT to enter into the Stock Purchase Agreement and to consummate the transactions contemplated thereby, the Company wishes to grant (i) to SMC and RCT, collectively, an option to purchase the Series B Shares if those events which would give rise to an obligation, under the Stock Purchase Agreement, to purchase the Series B Shares are not achieved, and (ii) to grant to SMC an exclusive, irrevocable option to acquire shares of the Series C Preferred Stock of the Company (the “Series C Shares”) upon the occurrence of certain events as described herein.  Terms used herein with initial capital letters, but not otherwise defined herein, shall have the meanings given such terms in the Stock Purchase Agreement.

AGREEMENT

          In consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Agreement hereby agree as follows:

          1.          Option to Purchase Series B Shares.

                        1.1          Option to Purchase.  The Company hereby grants to SMC and RCT an option (the “Primary G2A Option”) to purchase certain Series B Shares (as hereinafter described), which option may only be exercised if the Company has determined that it has not achieved the G2A Milestone on or before the first anniversary of the First Closing, and which option must be exercised by both SMC and RCT in the manner described, and subject to the terms and conditions set forth, below.  In the event that the Primary G2A Option is not exercisable for the reason that RCT has elected not to exercise the Primary G2A Option, then conditioned upon the occurrence of that event, the Company hereby grants to SMC, individually, an option (the “Secondary G2A Option”) to purchase certain Series B Shares in the manner described, and subject to the terms and conditions set forth, below.  Only the Primary G2A Option or the Secondary G2A Option may be elected by the Investors, but not both.  References herein to the “G2A Option” shall mean and refer to either the Primary G2A Option or the Secondary G2A Option, as applicable, if one has been validly exercised.

                        1.2          Purchase Price and Number of Shares.  The purchase price for any Series B Shares to be acquired by the Investors pursuant to the G2A Option shall be Four and 35/100 Dollars ($4.35) per share.  If both SMC and RCT elect to exercise the Primary G2A Option, SMC’s election shall be effective for the purchase of Six Hundred Seventy-One Thousand Two Hundred Sixty-Four (671,264) Series B Shares, for a total purchase price payable by SMC in the amount of $2,919,998.40 and RCT’s election shall be effective for the purchase of Three Hundred Seventy-Seven Thousand Five Hundred Eighty-Six (377,586) Series B Shares, for a total purchase price of $1,642,499.10.  In the event that RCT elects not to exercise the Primary G2A Option, then, pursuant to the Secondary G2A Option, SMC shall have the right to exercise the Secondary G2A Option and purchase a number of Series B Shares to be designated by SMC; provided, however, that in no event shall the number of Series B Shares to be purchased by SMC pursuant to the Secondary G2A Option be less than Five Hundred Seventy-Four Thousand Seven Hundred Thirteen (574,713) shares, for a total purchase price of $2,500,001.50, nor greater than One Million One Hundred Forty-Nine Thousand Four Hundred Twenty-Five (1,149,425) shares, for a total purchase price of $4,999,998.70.

                        1.3          Conversion of G2A Option to Mandatory Purchase.  If, at any time within sixty (60) days following the delivery of the G2A Progress Report (as defined in Section 2.1 hereof) and prior to delivery of any notice of exercise by an Investor, as described in Section 2 hereof, the Company reasonably determines that it has achieved the G2A Milestone, the Company shall have the right to deliver to the Investors (i) the G2A Milestone Report, (ii) the Interim Financial Report, and (iii) the Certification Concerning the Absence of Negative Developments (each as defined in Section 6.1 of the Stock Purchase Agreement), in which event both the Primary G2A Option and the Secondary G2A Option shall terminate and expire.  Upon delivery of the G2A Milestone Report to the Investors pursuant to this Section 1.3, the rights and obligations of the parties with respect to the purchase and sale of the Series B Shares shall be determined pursuant to Section 6 of the Stock Purchase Agreement, in the same manner as if the G2A Milestone had been achieved, and the G2A Milestone Report had been delivered (and the G2A Milestone shall be deemed to have been achieved, and the G2A Milestone Report shall be deemed to have been delivered), prior to the first anniversary of the First Closing.

          2.          Manner of Exercise of G2A Option.

                        2.1          Notice of Exercise.

                                        (a)          If the Company has not achieved the G2A Milestone on or before the first anniversary of the First Closing, the Company will deliver to the Investors a report (i) that documents the scientific achievements made by the Company subsequent to the First Closing, (ii) an updated Disclosure Schedule, and (iii) updated Company Financial Statements (such report being referred to herein as the “G2A Progress Report”).  On or before 5:00 p.m. local time in Tucson, Arizona on the twentieth (20th) day following the date of delivery of the

G2A Progress Report (or, if such day is not a business day, 5:00 p.m. local time in Tucson, Arizona, on the next business day) (such date being referred herein as the “First G2A Required Exercise Date”, RCT shall deliver written notice to the Company advising the Company whether RCT intends to exercise the Primary G2A Option.  If RCT notifies the Company that it has elected to exercise the Primary G2A Option, such written notice of election shall be referred to herein as the “RCT Notice of Exercise”.  In the event that RCT has not delivered to the Company the RCT Notice of Exercise prior to the First G2A Required Exercise Date, then RCT shall be deemed to have elected not to exercise the Primary G2A Option.  Promptly upon receipt of a RCT Notice of Exercise, or alternatively on receipt of notification from RCT that it does not intend to exercise the Primary G2A Option or on the business day following the First G2A Required Exercise Date, the Company shall promptly deliver a copy of any RCT Notice of Exercise to SMC or shall otherwise advise SMC in writing that RCT’s right to exercise the Primary G2A Option has been declined or otherwise lapsed.

                                         (b)          If RCT exercises the Primary G2A Option, then SMC shall have the right to exercise the Primary G2A Option and the Secondary G2A Option shall never arise.  On or before 5:00 p.m. local time in Tucson, Arizona, on the thirtieth (30th) day following the date of delivery of the G2A Progress Report (or if such day is not a business day, 5:00 p.m. local time in Tucson, Arizona on the next business day) (such date being referred to herein as the “Final G2A Required Exercise Date”), SMC shall deliver to the Company written notice stating whether SMC elects to exercise the Primary G2A Option.   If SMC notifies the Company that it has elected to exercise the Primary G2A Option, such written notice of election shall be referred to herein as the “SMC Primary Notice of Exercise”.  Following receipt of the SMC Primary Notice of Exercise, the Company shall promptly provide a copy to RCT.  In the event SMC notifies the Company that it has elected not to exercise the Primary G2A Option, or if no SMC Primary Notice of Exercise is received by the Company on or before the Final G2A Required Exercise Date, then the Primary G2A Option shall terminate and expire, and the Company shall promptly provide notice to RCT to that effect.

                                         (c)          If RCT either elects not to exercise the Primary G2A Option or allows its right to exercise the Primary G2A Option to lapse, then the Primary G2A Option shall terminate and expire, and SMC shall have the option to exercise the Secondary G2A Option.  In that event, on or before the Final G2A Required Exercise Date, SMC shall deliver to the Company written notice of its election to exercise the Secondary G2A Option (the “SMC Secondary Notice of Exercise”).  The SMC Secondary Notice of Exercise shall specify the number of Series B Shares which SMC is electing to purchase pursuant to the Secondary G2A Option (which shall not be less than 574,713, nor more than 1,149,425, of the Series B Shares, as set forth in Section 1.2 above).  Upon receipt of a SMC Secondary Notice of Exercise, the Company shall promptly deliver a copy thereof to RCT, and in the event the Company receives notice from SMC that SMC has elected not to exercise the Secondary G2A Option, the Company shall promptly notify RCT to that effect.  In the event the Company has not received the SMC Secondary Notice of Exercise on or before the Final G2A Required Exercise Date, the Secondary G2A Option shall terminate and expire.

                        2.2          Timing of Closing.

                         (a)          In the event that either (i) both SMC and RCT have elected to exercise the Primary G2A Option or (ii) SMC has elected to exercise the Secondary G2A Option, the applicable Investors who have exercised G2A Option shall have until 5:00 p.m local time in Tucson, Arizona, on the sixtieth (60th) day following delivery of the G2A Progress Report (or if such day is not a business day, 5:00 p.m. local time in Tucson, Arizona, on the next business day) (such date being referred to herein as the “G2A Option Expiration Date”) either to (I) complete the Series B Closing (as defined in Section 3.1 below) or (II) provide written notice to the Company (the “Tender Notice”) that such Investor or Investors are ready, willing and able to complete the Series B Closing pending receipt of closing deliverables from the Company in accordance with the Series B Stock Purchase Agreement, as hereinafter defined.

                         (b)          In the event that either the Series B Closing has not occurred or a Tender Notice has not been delivered to the Company by the applicable Investors who have exercised the G2A Option on or before the G2A Option Expiration Date, then the Primary G2A Option (with respect only to such party or parties failing either (i) to cause the Series B Closing to occur or (ii) to timely deliver a Tender Notice) or the Secondary G2A Option, as applicable, will terminate and expire.

                        (c)          If both RCT and SMC have timely exercised the Primary G2A Option, but RCT either fails to cause the Series B Closing to occur or to timely deliver a Tender Notice, then the Company shall deliver notice of such failure to SMC, and SMC shall thereafter have an additional five (5) day period in which to exercise the Secondary G2A Option by written notice to the Company (the “Option Extension”).  If SMC so elects to exercise the Secondary G2A Option pursuant to this Section 2.2(c), then SMC shall have until 5:00 p.m. local time, in Tucson, Arizona on the seventh (7th) day following delivery of the Option Extension notice (or if such day is not a business day, 5:00 p.m. local time in Tucson, Arizona, on the next business day) in order to either complete the Series B Closing (as defined in Section 3.1 below) or to provide a Tender Notice to the Company.

                        2.3          Right to Assign.  If RCT elects to exercise the Primary G2A Option, it shall have the same right to assign all or a portion of its right to acquire the Series B Shares to one or more other Persons as is set forth in Section 6.5 of the Stock Purchase Agreement, subject to the conditions and limitations set forth therein.

          3.          Agreement to Sell and Purchase Series B Shares.

                        3.1          Preparation of Stock Purchase Agreement.  Promptly following receipt by the Company of (i) both the RCT Notice of Exercise and the SMC Primary Notice of Exercise, or (ii) the SMC Secondary Notice of Exercise, the Company shall cause to be prepared a Series B Preferred Stock Purchase Agreement, in form and substance substantially identical to the Stock Purchase Agreement (subject to such modifications as are necessary to reflect the specifics of the transaction with respect to the exercise of the G2A Option and events arising subsequent to the date of the Stock Purchase Agreement, including without limitation the delivery of an updated Disclosure Schedule in connection therewith).  Such agreement shall be referred to herein as the “Series B Stock Purchase Agreement.”  The issuance and sale of the

Series B Shares shall then be consummated pursuant to the terms of the Series B Stock Purchase Agreement, the closing of the issuance of the Series B Shares thereunder to RCT and SMC, pursuant to the Primary G2A Option, or solely to SMC pursuant to the Secondary G2A Option, as applicable, shall be referred to herein as the “Series B Closing,” and the actual date the Series B Closing takes place shall be referred to herein as “Series B Closing Date.”

          4.           Option to Purchase Series C Shares.  The Company hereby grants to SMC an exclusive and irrevocable option (the “F2A Option”) to acquire 2,307,692 shares (but not less than 2,307,692 shares) of the Company’s Series C Preferred Stock (the “Series C Shares”) at a purchase price of Six and 50/100 Dollars ($6.50) per share, on the terms and conditions set forth herein.  The F2A Option shall only be exercisable during the period commencing on the occurrence of (I) the Series B Closing or (II) a G2A Closing, in either case in which SMC participates in accordance with either this Option Agreement or the Stock Purchase Agreement, and ending on the F2A Option Expiration Date (as hereinafter defined).  Upon the earlier to occur of the date upon which the Company reasonably determines that it has achieved the F2A Milestone, or the eighteen (18) month anniversary of the Series B Closing, the Company will deliver a written report (which will include the data from the F2A Assays (as defined in the Collaboration Agreement) to the Investors documenting either (i) the achievement of the F2A Milestone or (ii) the progress made by the Company toward achieving the F2A Milestone (the “F2A Milestone Report”).  Based upon the F2A Milestone Report, SMC shall have the option to be the sole investor and to acquire all of the Series C Shares described above for a total purchase price of $14,999,998.

          5.          Manner of Exercise of F2A Option.

                        5.1          Notice of Exercise.  If SMC intends to exercise the F2A Option, it shall deliver to the Company, on or prior to 5:00 p.m. local time in Tucson, Arizona on or before the fifteenth (15th) day following the date of delivery of the F2A Milestone Report (or, if such day is not a business day, 5:00 p.m. local time in Tucson, Arizona, on the next business day), written notice of its non-binding intent to do so (the “F2A Notice of Exercise”).  Upon receipt of the F2A Notice of Exercise from SMC, the Company shall promptly deliver a copy thereof to RCT.  In the event the Company receives a notice from SMC that it has elected not to exercise the F2A Option, the Company shall promptly notify RCT to that effect.  The F2A Option shall terminate and expire on the date which is thirty (30) days after delivery of the F2A Milestone Report to SMC, unless such day is not a business day, in which event the F2A Option shall terminate and expire on the next business day (such date being referred to herein as the “F2A Option Expiration Date”) unless the purchase and acquisition of the Series C Shares by SMC (herein, the “Series C Closing”) has occurred on or before the F2A Option Expiration Date; provided, however, that: (i) if the Series C Closing cannot be consummated by reason of any applicable judgment, decree, order, Legal Requirement (including, but not limited to, regulatory approval) or other legal impediment, if SMC elects not to consummate the Series C Closing because one or more of the Company’s closing deliveries required by the Series C Stock Purchase Agreement (as hereafter defined) has not been delivered, or if the Series C Stock Purchase Agreement has not been negotiated, despite SMC’s good faith effort to do so, then, in each case (but subject to the last sentence of this Section 5.1), the Series C Closing Date may be extended by SMC to a date not more than fifteen (15) days after the date on which such impediment is removed or becomes inapplicable or such closing deliveries are delivered; and (ii) if prior notification to or approval of any Governmental Body or shareholder approval is required in connection with the Series C Closing, the Company or SMC, as the case may be, shall promptly cause to be filed, and shall expeditiously process, the required notice or application for approval or proxy or information statement (and the Company shall reasonably cooperate with SMC in the filing of any such notice or application required to be filed by SMC and the obtaining of any such approval required to be obtained by SMC), and the Series C Closing Date may (subject to the last sentence of this Section 5.1) be extended by SMC (in the case of shareholder approval) or the Company (in the case of a governmental approval) to a date not more than fifteen (15) days after the later of (a) the date on which any required notification or waiting period has expired or been validly terminated, or (b) the date on which any required approval has been obtained.  Anything set forth in this Section 5 to the contrary notwithstanding, in no event shall the F2A Option Expiration Date be extended for a total of more than sixty (60) days beyond the original F2A Option Expiration Date except with the prior written consent of the Company, which consent the Company shall be entitled to withhold in its sole discretion.

                        5.2          Update to Disclosure Schedules.  The Company shall, within ten (10) business days after receiving the F2A Notice of Exercise from SMC, prepare and deliver to SMC an updated Disclosure Schedule specifying any change to the Disclosure Schedule resulting from (i) any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 2 of the Stock Purchase Agreement, or (ii) any event, condition, fact or circumstance that would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance.  The date on which the Company actually delivers the updated Disclosure Schedule to SMC shall be referred to as the “F2A Delivery Date.”  Such updated Disclosure Schedule shall be cumulative, and shall amend and supplement the initial Disclosure Schedule delivered by the Company to the Investors as of the First Closing Date in connection with the Stock Purchase Agreement and the updated Disclosure Schedule delivered to the Investors as of the Series B Closing Date in connection with the Series B Stock Purchase Agreement.  To the extent requested by SMC, the Company shall cooperate in providing to SMC all information reasonably requested by SMC so that it can adequately evaluate the disclosures contained on the updated Disclosure Schedule.  SMC may, at any time prior to the Series C Closing hereunder and for any reason or no reason, elect without penalty not to proceed with the acquisition of the Series C Shares.  In the event either SMC fails to acquire the Series C Shares hereunder, either as a result of the election not to exercise the F2A Option, or pursuant to the right not to proceed with the acquisition of the Series C Shares set forth above, SMC shall no longer have any rights or obligations with regard to the purchase or sale of additional shares of capital stock of the Company other than the right of first refusal pursuant to the Investor Rights Agreement (the “Right of First Refusal”) and pursuant to the Restated Articles (as defined in the Stock Purchase Agreement).

                        5.3          Waiver of Right of First Refusal by RCT.  In the event SMC elects to exercise the F2A Option, RCT (for itself and on behalf of any other Person who becomes a co-investor by purchasing Series B Shares pursuant to an assignment of all or part of RCT’s right to purchase such shares in accordance with Section 6.5 of the Stock Purchase Agreement) hereby waives (such waiver to be effective solely for the purchase by SMC of the Series C Shares in strict accordance with the F2A Option and all terms and conditions of this Agreement) the Right of First Refusal running in favor of each such Person, as set forth in Section 4 of the Investor Rights Agreement.  In the event that SMC fails to close its acquisition of the Series C Shares in strict accordance with the F2A Option and the terms and conditions of this Agreement, then the Right of First Refusal in favor of RCT and its permitted assigns shall continue in full force and effect.

          6.          Agreement to Sell and Purchase Series C Shares.

                        6.1          Preparation of Stock Purchase Agreement.  Promptly following receipt by the Company of the F2A Notice of Exercise, the Company shall cause to be prepared a Series C Preferred Stock Purchase Agreement, in form and substance substantially identical to the Stock Purchase Agreement (subject to such modifications as are necessary to reflect the specifics of the transaction with respect to the exercise of the F2A Option and events arising subsequent to the date of the Stock Purchase Agreement), which SMC and the Company shall negotiate in good faith.  Such agreement shall be referred to herein as the “Series C Stock Purchase Agreement.”  The issuance and sale of the Series C Shares shall then be consummated pursuant to the terms of the Series C Stock Purchase Agreement, the closing of the issuance of the Series C Shares thereunder to SMC shall be referred to herein as the “Series C Closing,” and the actual date the Series C Closing takes place shall be referred to herein as the “Series C Closing Date.”

                        6.2          Manner of Payment for Series C Shares.  The Series C Stock Purchase Agreement shall provide that SMC may pay for the Series C Shares with a combination of (i) cash or other immediately available funds and (ii) SMC common stock; provided, however, that SMC shall be required to pay at least seventy percent (70%) of the purchase price in cash or other immediately available funds.  If SMC elects to pay any portion of the purchase price for the Series C Shares in SMC common stock, such common stock must be registered common stock freely tradeable on the NASDAQ market either at the time of or following a Series C Closing, and SMC must agree to enter into the price protection mechanism acceptable to the Company.  A price protection mechanism shall be acceptable to the Company if (I) the Company is assured of realizing net proceeds from the sale of the SMC common stock received by the Company (during the five (5) consecutive trading day period after the time such stock is freely tradable [i.e., without any volume or other restrictions] on the NASDAQ market) in an amount at least equal to the deemed value of such SMC common stock at the time of the Series C Closing, and (II) the five (5) trading-day period described in the preceding clause (I) shall only commence at such time as SMC has delivered to the Company written notification, which notification may be delivered concurrently with the delivery to the Company of the SMC common stock constituting a portion of the purchase price for the Series C Shares, that such SMC common stock is, as of the date of such notice, freely tradable.  Any price protection mechanism will terminate at the close of trading on the fifth (5th) trading day after the time the SMC common stock issued to THP is freely tradable (as described above) on the NASDAQ market.  In the event that SMC is unable to agree with the Company on an acceptable price protection mechanism, then SMC shall pay the entire purchase price for the Series C Shares in cash or other immediately available funds.  The foregoing notwithstanding, a price protection mechanism shall not be deemed unacceptable by the Company for the sole reason that such mechanism reserves the right to SMC to receive any net proceeds resulting from the sale of the SMC common stock which would cause total proceeds received by the Company to be in excess of the amount which would otherwise have been payable to the Company in cash for the Series C Shares.

          7.          Use of Proceeds from Sale of Stock.  The Company shall use the proceeds from the sale of the Series B Shares and the Series C Shares to advance the development of the Company’s platform technology as described in the Business Plan (as amended and attached as an exhibit to the updated Disclosure Schedules), to develop products under the Collaboration Agreements, and to conduct preclinical and clinical studies for the Company’s antibody products.

          8.          Representations and Warranties of the Company.   The Company hereby represents and warrants to each of SMC and RCT as follows:

                        8.1          Authority; Binding Nature of Agreement.  The Company has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement, and to grant the G2A Option and the F2A Option.  The execution, delivery and performance by the Company of this Agreement has been duly authorized by all necessary action on the part of the Company, its shareholders, and its board of directors and this Agreement has been approved by the board of directors of the Company.  This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, or (b) as limited by general principles of equity that restrict the availability of equitable remedies.

                        8.2          Non-Contravention; Consents.  Except as set forth in Part 2.21 of the Disclosure Schedule delivered to SMC and RCT in connection with the Stock Purchase Agreement, neither (1) the execution, delivery or performance of this Agreement, nor (2) the consummation of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

                                        (a)          contravene, conflict with or result in a violation of (i) any of the provisions of the Company’s Restated Certificate or bylaws, or (ii) any resolution adopted by the Company’s shareholders, the Company’s board of directors or any committee of the Company’s board of directors;

                                        (b)          contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

                                        (c)          contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company;

                                        (d)          contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any Material Contract, (ii) accelerate the maturity or performance of any Material Contract, or (iii) cancel, terminate or modify any Material Contract; or

                                        (e)          result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

Except as set forth in Part 2.21 of the Disclosure Schedule delivered to SMC and RCT in connection with the Stock Purchase Agreement, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of any of the other transactions contemplated by this Agreement.

          9.          Representations and Warranties of SMC.  SMC hereby represents and warrants to the Company as follows:

                        9.1          Authorization.  SMC has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement.  The execution, delivery and performance by SMC of this Agreement has been duly authorized by all necessary action on the part of SMC.  This Agreement constitutes the legal, valid and binding obligation of SMC, enforceable against SMC in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, or (b) as limited by general principles of equity that restrict the availability of equitable remedies.

          10.          Representations and Warranties of RCT.  RCT hereby represents and warrants to the Company as follows:

                         10.1          Authorization.  RCT has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement.  The execution, delivery and performance by RCT of this Agreement has been duly authorized by all necessary action on the part of RCT.  This Agreement constitutes the legal, valid and binding obligation of RCT, enforceable against RCT in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights, or (b) as limited by general principles of equity that restrict the availability of equitable remedies.

          11.          F2A Milestone.  The “F2A Milestone” means the Company’s creation of at least one (1) transgenic rabbit that meets the following criteria (the criteria being further described in an Appendix to the hTG Collaboration Agreement):

                          (a)           the rabbit’s chromosomal DNA contains [**] transgene and [**] transgene (standard PCR assays will be used to determine the presence of the transgenes);

**     This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the Securities and Exchange Commission.

                          (b)           the rabbit expresses functional Humanized Antibodies of the [**] after immunization with [**] at a level similar or better to non-engineered, non-transgenic rabbits immunized with [**] (standard ELISA assays will be used to determine the level of functionality);

                         (c)           the rabbit expresses functional Humanized Antibodies of the [**] after immunization with [**] at a level similar or better to non-engineered, non-transgenic rabbits immunized with [**] will be used to determine the level of functionality); and

                         (d)           after immunization of the rabbit with [**]: (i) Humanized Antibodies of the [**] are present in the serum of the transgenic rabbit at a concentration of [**] of Humanized Antibody (standard ELISA assays will be used to measure the concentration of Humanized Antibodies); and (ii) [**] immunoglobulin levels in the blood are [**]% of the comparable levels of Humanized Antibodies of the [**] in the rabbit (standard ELISA assays will be used to measure comparable levels of antibodies).

          “Humanized Antibody” means an antibody or immunoglobulin that contains [**].

          A description of PCR, ELISA and flow cytometric assays (herein, the “F2A Assays”) to be used above are attached in an Appendix to the hTG Collaboration Agreement. THP’s and SMC’s responsibilities for performance and time frames for performance of the F2A Assays are set forth in an Appendix to the hTG Collaboration Agreement.

          12.          Termination of Agreement.

                         12.1          Termination.  This Agreement:

                                            (a)          may be terminated by SMC and RCT at any time upon joint written notice provided to the Company; and

                                            (b)          shall automatically terminate without any action on the part of any party hereto on the F2A Option Expiration Date; and

                                            (c)          shall automatically terminate without any action on the part of any party hereto, as to either SMC, RCT, or both, on the G2A Option Expiration Date, as to any and all such Persons who have then failed to complete the Series B Closing or the G2A Closing, and acquire the Series B Shares pursuant to the Series B Stock Purchase Agreement or the Stock Purchase Agreement.

          13.          Publicity.  Neither the Company nor RCT shall make any public announcement, press release or other disclosure with respect to this Agreement or any of the transactions contemplated herein without the prior written approval of SMC, which approval shall not be unreasonably withheld nor unduly delayed, and RCT shall not make any such disclosures without the prior written approval of the Company, which approval shall not be unreasonably withheld or unduly delayed.  Except to the extent required by applicable securities laws for SMC

**     This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the Securities and Exchange Commission.

to remain in compliance with its disclosure obligations thereunder, SMC shall not make any public announcement, press release or other disclosure with respect to the Series B Closing or the Series C Closing under this Agreement without the prior written approval of the Company, which approval shall not be unreasonably withheld or unduly delayed.  With respect to any disclosures concerning this Agreement required by applicable securities laws, SMC shall provide a copy of any such proposed disclosures to the Company, and shall provide the Company with an opportunity to comment upon such proposed disclosures, in a reasonable period of time prior to the date such disclosures are required to be made public.

          14.          Injunctive Relief.  Each of the parties hereto acknowledges that monetary damages are insufficient to compensate for any breach hereof, and that the measure of damages is difficult to determine.  Accordingly, without limitation on any other remedies that may otherwise be available, if the Company fails to fulfill any obligation under this Agreement, then each of SMC and RCT, as applicable, shall be entitled to specific performance of the obligations of the Company hereunder.  In addition, the Company shall be jointly and severally liable for the payment of SMC’s and RCT’s, as applicable, reasonable out-of-pocket expenses (including, without limitation, attorneys’ fees) in connection therewith.

          15.          Miscellaneous.

                         15.1          Further Assurances.  Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

                         15.2          Attorneys’ Fees.  In the event that any suit or action is instituted to enforce any provisions of this Agreement or any Related Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs, and expenses of enforcing such provisions, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include without limitation, all fees, costs and expenses of appeals.  A prevailing party shall be deemed to be that party which receives a preponderance of the relief (excluding any consequential or punitive damages sought) such party was seeking.

                         15.3          Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

(a)	if to SMC to:

SangStat Medical Corporation 6300 Dumbarton Circle Fremont, California 94555
Attn: Chief Executive Officer (with a copy to the General Counsel)

Telephone:______________________________
Telecopy: (510) 798-4493

with a copy to (which shall not constitute notice):

Cooley Godward LLP Five Palo Alto Square 3000 El Camino Real Palo Alto, California 94306
Attn: Barbara Kosacz, Esq.
Telephone: (650) 843-5818
Telecopy: (650) 849-7400

(b)	If to RCT:

Research Corporation Technologies, Inc. 101 North Wilmot Road, Suite 600 Tucson, Arizona 85711
Attn: Gary M. Munsinger, President
Phone: (520) 748-4411
Telecopy: (520) 748-0025

With a copy to (which shall not constitute notice):

Research Corporation Technologies, Inc.
101 North Wilmot Road, Suite 600
Tucson, Arizona 85711
Attn: Timothy J. Reckart, Esq.
Phone: (520) 748-4456
Telecopy: (520) 748-0025

(c)	If to the Company:

Therapeutic Human Polyclonals, Inc. 101 North Wilmot Road, Suite 600 Tucson, Arizona 85711
Attn: Mr. Shaun A. Kirkpatrick
Phone: (520) 748-4446
Telecopy: (520) 748-0025

With a copy to (which shall not constitute notice):

Gammage & Burnham, PLC Two N. Central Avenue, Suite 1800 Phoenix, Arizona 85004
Attn: Kevin R. Merritt, Esq.
Telephone: (602) 256-4481
Facsimile: (602) 256-4475

          15.4          Time of the Essence.  Time is of the essence of this Agreement.

          15.5          Headings. The bold headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

          15.6          Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

          15.7          Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

          15.8          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any).  The Company shall not assign this Agreement or any rights or obligations hereunder (by operation of law or otherwise) to any Person.  SMC may assign any or all of its rights under this Agreement to any other Person without obtaining the consent or approval of any other party hereto or of any other Person in connection with (i) a sale of all or substantially all of the assets of SMC to such Person or its affiliates, or (ii) a transaction or series of related transactions in which the holders of SMC capital stock immediately prior to any such transaction or series of related transactions hold less than 50% of the outstanding voting power of SMC capital stock immediately after such transaction or series of related transactions.

          15.9          Remedies Cumulative; Specific Performance.  The rights and remedies of the parties hereto shall be cumulative (and not alternative).  The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

          15.10          Waiver.  No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

          15.11          Amendments.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of:

                             (a)          SMC, RCT and the Company, if the G2A Closing has not occurred; and

                             (b)          SMC and the Company, if either (i) the G2A Closing has occurred, or (ii) RCT has not exercised the Primary G2A Option on or before the G2A Required Exercise Date.

          15.12          Severability.  In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

          15.13          Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided however, that the Confidentiality Agreement executed by SMC and the Company shall not be superseded by this Agreement and shall remain in effect in accordance with its terms.

          15.14          Construction.

                              (a)          For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

                              (b)          The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

                              (c)          As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

                              (d)          Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

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                             In Witness Whereof, the parties below have executed this Option Agreement as of the date first above written.

SangStat Medical Corporation	Therapeutic Human Polyclonals, Inc.

By: /s/ Jean-Jacques Bienaimé	By: /s/ Shaun A. Kirkpatrick

Name: Jean-Jacques Bienaimé	Name: Shaun A. Kirkpatrick

Title: Chairman, President & CEO	Title: President

Address:	Address:

6300 Dumbarton Circle	101 North Wilmot Drive
Fremont, California 94555	Suite 600
Fax: (510) 789-4493	Tucson, Arizona 85711
Attention: General Counsel	Fax: (520) 748-0025
Attention: President/Chief Executive Officer

Research Corporation Technologies, Inc.

By: /s/ Gary M. Munsinger

Name: Gary M. Munsinger

Title: President

Address:

101 North Wilmot Road
Suite 600
Tucson, Arizona 85711
Fax: (520) 748-0025
Attention: General Counsel